Washington, D. C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported):        Commission File Number
         May 27, 1997                                             0-7674



                        FIRST FINANCIAL BANKSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)


_________Texas___________                            _________75-0944023_____
(State of Incorporation)                                  (I.R.S. Employer
                                                          Identification No.)


                      400 Pine Street, Abilene, Texas 79601
                   (Address of Executive Offices and Zip Code)

                    Registrant's Telephone Number (915) 627-7155





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ITEM 5.  Other Events.

         On May 27, 1997, Southwest Bank of San Angelo ("Southwest Bank"), a subsidiary bank of First Financial Bankshares, Inc. ("First Financial") entered into a Purchase and Assumption Agreement (the "Agreement") with Texas Commerce Bank-San Angelo, National Association ("TCB-San Angelo"), pursuant to which Southwest Bank shall purchase certain assets and assume certain liabilities (including deposit liabilities) of the banking business of TCB-San Angelo in the City of San Angelo, Texas. Acquisition of the assets, and assumption of the liabilities, of TCB-San Angelo by Southwest Bank had previously been approved by the Boards of Directors of First Financial and its wholly-owned subsidiary, First Financial Bankshares of Delaware, Inc. ("FFB Delaware"), which owns all of the issued and outstanding capital stock of Southwest Bank.

         The assets to be acquired by Southwest Bank pursuant to the Agreement include (1) three (3) banking facilities (land and buildings) located at in the City of San Angelo, Texas, together with all their furniture, furnishings, equipment and fixtures,(2) all loans of TCB-San Angelo, other than certain loans which are specifically excluded, and (3) the stock of all subsidiaries of TCB-San Angelo. Southwest Bank will also acquire and assume the trust business of TCB-San Angelo by acquiring all of the issued and outstanding capital stock of Texas Commerce Trust Company-San Angelo, National Association ("Trust Company"), a subsidiary trust company to be formed by TCB-San Angelo to which all of the trust business and assets of TCB-San Angelo shall be transferred in accordance with applicable federal and Texas banking laws. In addition to deposit liabilities of TCB-San Angelo, Southwest Bank will assume certain other liabilities, including safekeeping and safe deposit liabilities, and certain other contracts, leases and other agreements (collectively, with the deposit liabilities, the "Assumed Liabilities").

         TCB-San Angelo is a national banking association which is a wholly owned subsidiary of Texas Commerce Equities Holding, Inc., a Delaware corporation, which is a wholly-owned subsidiary of Chase Manhattan Corporation, also a Delaware corporation. The principal banking office of TCB-San Angelo is located at 301 West Beauregard in the City of San Angelo, Texas, and TCB-San Angelo has branch office facilities at 222 South Koenighein and 3399 Knickerbocker Road in the City of San Angelo. As of March 31, 1996, TCB-San Angelo had deposit liabilities of $156.8 million, total liabilities of $159.8 million, loans in the amount of $73.6 million and total assets of $184.2 million. The purchase price for the banking and trust business of TCB-San Angelo shall be equal to the sum of (1) an amount (which may be negative) equal to the aggregate Book Value of the Acquired Assets minus the aggregate Book Value of the Assumed Liabilities, both to be determined as of the Closing Date, plus (2) a premium of $16,800,000. Although Southwest Bank is not receiving any cash, cash equivalents or investment assets of TCB-San Angelo, TCB-San Angelo shall be required to pay to Southwest Bank, in cash, at closing, the amount by which the book value of the Assumed Liabilities exceeds the sum of the Book Value of the Assets Acquired and the premium to be paid by Southwest Bank. Had the closing of the purchase and assumption occurred on March 31, 1996, TCB-San Angelo would have transferred to Southwest Bank funds totalling approximately $91 million, in addition to the loans, banking premises and facilities and other Acquired Assets.

         Southwest Bank is a Texas banking association located in the City of San Angelo, Texas, having its banking offices at 3471 Knickerbocker Road in the City of San Angelo, Texas.

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As of March 31,  1996,  Southwest  Bank had total  assets of $96.8  million  and deposits of $88.5 million. Southwest Bank was acquired by First Financial in 1994. The City of San Angelo is located in Tom Green County, Texas, which is approximately 90 miles Southwest of the City of Abilene, Texas, where the principal offices of First Financial are located. The City of Abilene is approximately 150 miles west-southwest of the Dallas-Fort Worth Metropolitan area.

         Contemporaneously with entering into the Purchase and Assumption Agreement with TCB-San Angelo, Southwest Bank has made application to the Office of the Comptroller of the Currency ("OCC") to convert Southwest Bank from a
Texas state banking association to a national banking association under the charter of San Angelo National Bank. Conversion of Southwest Bank to San Angelo National Bank is subject to approval by the OCC. Consummation of the purchase and assumption transaction is conditioned upon approval of the conversion of Southwest Bank to San Angelo National Bank, approval of the purchase and assumption transaction by the OCC, and other bank regulatory authorities, and other conditions precedent contained in the Agreement. If both the state-bank-to-national-bank conversion and the purchase and assumption transaction are approved by bank regulatory authorities, it is anticipated that the closing of the purchase and assumption transaction (other than acquisition of the trust business) shall occur during the third quarter of 1997, and that the closing of the acquisition by Southwest Bank of the trust business of TCB-San Angelo will occur during the fourth quarter of this year.

ITEM 7.  Financial Statements and Exhibits.

         The event described in this Report has been described under Item 5 of the General Instructions to Form 8-K because it is a proposed acquisition, rather than a completed acquisition. Accordingly, no financial statements or proforma financial information is being provided with this Current Report. However, the proposed acquisition does not involve a significant amount of the assets of First Financial and its subsidiaries, as defined in Item 2(b)4.
of the General Instructions.

                               SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             FIRST FINANCIAL BANKSHARES, INC.
                                                        (Registrant)
                                        By: __________________________________
DATE:  June 10, 1997                                 CURTIS R. HARVEY
                                                Executive Vice President and
                                                    Chief Financial Officer

[RW 155:59]

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